Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2013, with respect to the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K for the year ended December 31, 2012 of American Realty Capital Daily Net Asset Value Trust, Inc. which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 16, 2013